Exhibit 99.3

                                         FOR  ADDITIONAL INFORMATION:
                                         Stan Lampe
                                         (606) 815-4061

                                         FOR IMMEDIATE RELEASE
                                         September 28, 1999

Ashland Inc. CEO reports on status
of Superfos bid; quantifies Ashland
investment

Covington, Ky. -- In a telephone conference call with financial analysts, Ashland Inc. (NYSE:ASH) Chairman and Chief Executive Officer Paul W. Chellgren today estimated that Ashland's portion of the purchase price of Superfos would be about 55 percent to 60 percent of the enterprise value of the Copenhagen-based company. As of June 30, the enterprise value, including debt, of Superfos was approximately $877 million, and is subject to adjustments.
     On Sept. 27, Ashland Inc. filed an amended tender offer for all the shares of Superfos to increase the offering price to DKK 160 per share. The tender offer expires on Oct. 11, and is conditioned on acceptance of the tender offer by shareholders representing 90 percent of the shares, and no material change in the business prior to closing. "Let me be clear, our best and final price is on the table," Chellgren told the analysts.
     "When the dust settles, we expect about 55 percent to 60 percent of the enterprise value to be borne by Ashland, with the remaining portion being borne by Industri Kapital, a European private equity fund with offices in Stockholm and London," Chellgren said. Ashland has announced previously that Industri Kapital had entered into a conditional agreement to purchase Superfos from Ashland and sell Ashland the U.S. road construction assets of

                                  - more -

Superfos, which operate in five states, Kansas, Oklahoma, Alabama, Georgia and Florida. The Ashland Inc. road building unit, APAC, also operates in these states.
     "Assuming that we receive 90 percent of the shares tendered on or before Oct. 11, we would expect to be able to purchase Superfos stock about Oct. 20, and close our transaction with Industri Kapital by the end of the calendar year, subject to approval of governmental authorities," Chellgren concluded.
     The company estimated potential annual revenue in the year 2000 from the Superfos road construction operations in the range of $625 million to $650 million, and a gross cash flow of approximately 12 percent of revenue.
     Ashland Inc. (NYSE:ASH) is a diversified company with wholly owned operations in distribution, specialty chemicals, motor oil and car care products, and highway construction. Ashland Distribution Company is the largest distributor of chemicals, plastics and fiber reinforcements in North America, a leading distributor of fine ingredients in North America, and a leading Pan-European distributor of plastics. Ashland Specialty Chemical Company is a leading, worldwide supplier of specialty chemicals. Valvoline's major consumer brands include Valvoline(R) motor oils, Eagle One(R) appearance products, Zerex(R) antifreeze, Pyroil(R) Performance Products and Valvoline SynPower(R) automotive chemicals. APAC is the nation's largest highway contractor with operations in 14 southern and midwestern states. Ashland also has a 38-percent equity interest in Marathon Ashland Petroleum LLC and a 58-percent equity interest in Arch
Coal,     Inc.     (NYSE:ACI).     Ashland's     Internet     address    is
http://www.ashland.com.